Exhibit 10.1

CLECO CORPORATE HOLDINGS LLC AMENDED AND RESTATED
2025 EXECUTIVE RETENTION PLAN

CLECO CORPORATE HOLDINGS LLC
AMENDED AND RESTATED
2025 EXECUTIVE RETENTION PLAN

TABLE OF CONTENTS
Page
ARTICLE I. PURPOSE    1
ARTICLE II. DEFINITIONS    1
2.1    Affiliate    1
2.2    Base Salary    1
2.3    Beneficiary    1
2.4    Board or Board of Managers    1
2.5    Cause    1
2.6    Change in Control    2
2.7    Change in Control Period    3
2.8    Code    3
2.9    Committee    3
2.10    Company    3
2.11    Disability    3
2.12    Employee    3
2.13    Employer    3
2.14    Exchange Act    3
2.15    Good Reason    3
2.16    Involuntary or Involuntarily    4
2.17    Participant    4
2.18    Plan    4
2.19    Target Amount    4
2.20    Retention Incentive    4
2.21    Retention Period    4
2.22    Separation Date or Separation from Service    5
2.23    Specified Employee    5
ARTICLE III. ADOPTION    5
3.1    Adoption and Effective Date    5
3.2    Duration    5
ARTICLE IV. PARTICIPATION    5
4.1    Eligibility    5
4.2    No Continued Employment    5
ARTICLE V. ADMINISTRATION OF PLAN    6
5.1    Composition of/Actions by the Committee    6
5.2    Power and Authority    6
ARTICLE VI. RETENTION INCENTIVES    6
6.1    Retention and Target Price Objectives.    6
6.2    Vesting and Forfeiture    9
6.3    Time and Form of Payment    10
6.4    Tax Withholding    10
ARTICLE VII. MISCELLANEOUS    10

Amended and Restated 2025 Executive Retention Plan	i

7.1    Amendment    10
7.2    Transferability of Retention Incentives    10
7.3    Agreements    11
7.4    Governing Law    11
7.5    Other Benefits    11
7.6    Compliance with Code Section 409A    11
7.7    Compliance with Code Sections 280G and 4999.    11
7.8    Confidentiality.    12

Amended and Restated 2025 Executive Retention Plan	ii

CLECO CORPORATE HOLDINGS LLC AMENDED AND RESTATED
2025 EXECUTIVE RETENTION PLAN

Cleco Corporate Holdings LLC (the "Company"), hereby establishes the Amended and Restated 2025 Executive Retention Plan (the "Plan") for the benefit of eligible employees.

ARTICLE I. PURPOSE

This Plan, effective as of January 1, 2026, amends and restates in its entirety the 2025 Executive Retention Plan, dated October 17, 2025 (the “Prior Plan”). It is designed to retain key officers, executives and employees of the Company who support the Company’s business strategies and development through a Change in Control.

ARTICLE II. DEFINITIONS

2.1    Affiliate means any corporation or other form of entity of which the Company, owns, from time to time, directly or indirectly, at least 50% of the total combined voting power of all classes of stock or other equity interests.

2.2    Base Salary means an Employee’s periodic regular rate of pay, determined without regard to any bonus, incentive, equity compensation, fringe benefit or similar amount.

2.3    Beneficiary means the Participant's surviving spouse or estate, as determined in the discretion of the Committee.

2.4    Board or Board of Managers means the Board of Managers of the Company.

2.5    Cause, unless otherwise specified in an employment or similar agreement between a Participant and the Company, means that a Participant has:

(a)    Committed an intentional act of fraud, embezzlement or theft in the course of employment or otherwise engaged in any intentional misconduct which is injurious to the financial condition or business reputation of the Company or its Affiliates;

(b)    Committed intentional damage to the property of the Company and its Affiliates or committed intentional wrongful disclosure of proprietary information or confidential information, which is injurious to the financial condition or business reputation of the Company or its Affiliates;

(c)    Been convicted with no further possibility of appeal, or entered a guilty or nolo contendere plea, for a felony or a crime involving moral turpitude;

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(d)    Willfully and substantially refused to perform the essential duties of his or her position after written notice from the Company;

(e)    Intentionally, recklessly or negligently violated any provision of the Company's code of conduct or equivalent code of policy that is applicable to the Participant;

(f)    Intentionally, recklessly or negligently acted or failed to act in a manner which materially compromises his or her ability to perform the essential duties of his or her position;

(g)    Intentionally, recklessly or negligently violated any material provision of the Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provision; or

(h)    Failed to fully cooperate to the extent requested by the Company or an Affiliate with investigations by government or independent agencies involving the Company or an Affiliate.

No act or failure to act on the part of a Participant will be deemed intentional if it was due primarily to an error in judgment or negligence, but will be deemed intentional only if done or omitted to be done by a Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or an Affiliate.

2.6    Change in Control means and shall be deemed to occur upon the consummation of:
(a)    Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or an Affiliate or any "person" who on the effective date of this Plan is a director, officer, or is the "beneficial owner" (as determined in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of outstanding securities of the Company or an employee stock ownership plan (within the meaning of Code Section 4975(e)(7)) sponsored by the Company or an Affiliate, is or becomes the "beneficial owner" (as determined in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the outstanding securities of the Company;

(b)    The Company is party to a merger or consolidation with another entity and, as a result of such transaction, 50% or more of the combined voting power of outstanding securities of the Company or its successor in the merger (or a direct or indirect parent company of the Company or its successor in the merger) is owned in the aggregate by persons who were not "beneficial owners" (as determined in Rule 13d-3 promulgated under the Exchange Act) of securities of the Company immediately before such transaction;

(c)    The Company sells, leases, or otherwise disposes of, in one transaction or in a series of related transactions, all or substantially all of its assets;

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(d)    The owners of the Company approve a plan of dissolution or liquidation;
or

(e)    All or substantially all of the assets or the issued and outstanding membership interests of the Company, Cleco Group LLC, or Cleco Power LLC, is sold, leased or otherwise disposed of in one or a series of related transactions to a person, other than the Company or an Affiliate.

The Board of Managers shall determine whether a Change in Control has occurred hereunder.

2.7    Change in Control Period means the 60-day period preceding and the 12- month period following the consummation of a Change in Control.

2.8    Code means the Internal Revenue Code of 1986, as amended.

2.9    Committee means the Leadership Development & Compensation Committee appointed according to Section 5.1 to administer this Plan.

2.10    Company means Cleco Corporate Holdings LLC.

2.11    Disability means that a Participant, by reason of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, (a) has been receiving income replacement benefits for a period of not less than three months under a separate long-term disability plan or policy maintained by the Company or an Affiliate, or (b) is unable to engage in gainful employment similar in complexity, responsibility, and compensation to his employment with the Company.

2.12    Employee means a regular, common law employee of the Company and/or an Affiliate determined in accordance with the Employer's standard personnel policies and practices, but excluding individuals who the Employer classifies as leased or otherwise employed by a third party, independent contractors or intermittent or temporary employees, even if any such classification is modified by audit, administrative proceeding, litigation or otherwise.

2.13    Employer means the Company and its Affiliates, as applicable.

2.14    Exchange Act means the Securities Exchange Act of 1934, as amended, including any rule, regulation or interpretation promulgated thereunder.

2.15    Good Reason means that:

(a)    a Participant’s Base Salary in effect immediately before the commencement of a Change in Control Period is materially reduced, or there is a material reduction or termination of such Participant’s rights to any employee benefit in effect immediately prior to such period;

(b)    a Participant’s authority, duties or responsibilities are materially reduced from those in effect immediately before the commencement of a Change in Control

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Period, or such Participant has reasonably determined that, as a result of a change in circumstances that materially affects his or her employment with the Company, he or she is unable to exercise the authority, power, duties and responsibilities assigned to him or her immediately before the commencement of such period; or

(c)    a Participant is required to transfer to an office or business location that is more than 60 miles from the primary location to which he or she was assigned immediately prior to the commencement of a Change in Control Period.

No event or condition shall constitute Good Reason hereunder unless:

(1)    a Participant provides to the Committee written notice of his or her objection to such event not later than sixty (60) days after such Participant first learns, or should have learned, of such event;

(2)    such event is not corrected by the Company promptly after receipt of such notice, but in no event more than thirty (30) days after receipt thereof; and

(3)    such Participant Separates from Service not more than twelve (12) months following the occurrence of such event.

A majority of the Committee, as constituted immediately before the commencement of a Change in Control Period, shall determine whether any Separation from Service is on account of Good Reason as defined herein.

2.16    Involuntary or Involuntarily means a Separation from Service because of the independent exercise of the unilateral authority of the Employer to terminate the Participant’s services, other than because of the Participant’s implicit or explicit request, if the Participant was willing and able to continue performing services.

2.17    Participant means an Employee who is granted or awarded a Retention Incentive under this Plan as provided in Section 4.1.

2.18    Plan means this Amended and Restated 2025 Executive Retention Plan, as may be amended from time to time.

2.19    Target Amount means the amount specified by the Committee, as approved by the Board, for each Participant. Such Target Amounts are expected to range between 100% to 200% of a Participant’s Base Salary at the time of designation.

2.20    Retention Incentive means a bonus payable under Section 6.1 of this Plan.

2.21    Retention Period means the 12-month period commencing as of the closing date of the Change in Control.

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2.22    Separation Date or Separation from Service means the later of the date on which (a) a Participant's employment with the Company and its Affiliates ceases, or (b) the Company and such Participant reasonably anticipate that he or she will perform no further services for the Company and its Affiliates, whether as a common law employee or independent contractor. Notwithstanding the foregoing, a Participant may be deemed to have Separated from Service if he or she continues to provide services to the Company or an Affiliate, whether as an employee or an independent contractor, provided such continuing services are not more than 20% of the average level of services performed by such Participant during the immediately preceding 36-month period.

2.23    Specified Employee shall be determined in accordance with Code Section 409A and shall generally mean that a Participant is a "key employee" of the Company or an Affiliate, within the meaning of Code Section 416(i)(1)(A)(i), (ii) or (iii), but determined without regard to paragraph (i)(5) thereof, as of his or her Separation Date. A Participant who satisfies such requirement as of a December 31st shall be considered a Specified Employee hereunder during the 12-month period commencing on the immediately following April 1st.

ARTICLE III. ADOPTION

3.1    Adoption and Effective Date. This Plan, which amends and restates in its entirety the Prior Plan, is effective as of January 1, 2026 (the "Effective Date").

3.2    Duration. This Plan shall commence on its Effective Date and shall remain in effect until the earlier of: (a) the end of the thirty-six (36) month period beginning with the Effective Date of this Plan, which period may be subsequently extended by the Board upon recommendation by the Committee, during which a Change in Control has not occurred; or (b) assuming a Change in Control has occurred within the period described in subsection (a) hereof, the date all Retention Incentives have been satisfied by cash payments or have been expired, terminated or forfeited.

ARTICLE IV. PARTICIPATION

4.1    Eligibility. Employees shall be eligible to receive Retention Incentives under this Plan, when designated by the Committee. Employees may be designated for participation hereunder individually or by groups or categories, in the discretion of the Committee.

4.2    No Continued Employment. No Participant shall have any right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue his or her present or any other rate of compensation on account of the grant or award of a Retention Incentive or other form of payment hereunder.

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ARTICLE V. ADMINISTRATION OF PLAN

5.1    Composition of/Actions by the Committee. This Plan shall be administered by a Leadership Development & Compensation Committee (the "Committee") that is appointed by the Board of Managers and that shall consist of not less than two persons. All powers granted to the Committee hereunder are subject to the approval and direction of the Board. The Committee, in its discretion, may delegate to one or more executive officers of the Company the authority to grant or award Retention Incentives hereunder, except that the authority to make grants and awards to the Company's named executive officers shall not be subject to delegation hereunder. Any grant or award made pursuant to such delegation shall be subject to subsequent ratification by the Board. Notwithstanding the foregoing, the Board of Managers may act in lieu of the Committee hereunder.

5.2    Power and Authority. The Committee shall have the discretionary power and authority to (a) designate Participants hereunder, (b) grant or award Retention Incentives under the Plan, including the determination of the terms and conditions thereof, subject to the restrictions set forth in 6.2(d) and 7.1 hereof, (c) construe and interpret the provisions of the Plan and any form or agreement related thereto, (d) establish and adopt rules, regulations, and procedures relating to the Plan and the grant or award of Retention Incentives hereunder, including, without limitation, procedures for the crediting of periods of employment with an Affiliate and/or during any period of part-time employment, (e) interpret, apply and construe such rules, regulations and procedures, and (f) make any other determination which it believes necessary or advisable for the proper administration of the Plan. Notwithstanding the foregoing, any such Committee decision or determination shall be subject to the subsequent ratification by the Board of Managers.

Decisions, interpretations and actions of the Committee concerning matters related to the Plan shall be final and conclusive on the Company, its Affiliates and Participants and their beneficiaries or heirs. The Committee may make determinations selectively among Participants who receive or are eligible to receive Retention Incentives hereunder, whether or not such Participants are similarly situated.

For the avoidance of doubt, the Committee and/or the Board are expressly prohibited from amending this Plan, or any grant or award of Retention Incentives hereunder, to reduce any Retention Incentives without the Participant’s consent thereto, as set forth in Section 7.1 hereof.

ARTICLE VI. RETENTION INCENTIVES

6.1    Retention and Target Price Objectives.
(a)    In General. The Retention Incentives payable under this Plan are based upon the following factors: (1) the Participant’s continued employment with Employer for the duration of the Retention Period (“Retention Objective”); and (2) the transaction value realized from the Change in Control in relation to the target deal price goal as

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recommended by the Committee and approved by the Board (“Target Price Objective”). As of the Effective Date of this Plan, the Target Price Objective equals the highest price offered for the equity of Cleco Group LLC in the non-binding offers submitted prior to the Effective Date which assume a Change in Control closing date of December 31, 2026. The Board reserves the right to adjust the Target Price Objective as a result of changes in expected terms of a Change in Control, including but not limited to the anticipated closing date. The “Threshold Target Price Objective” for purposes of calculating any Retention Incentive shall equal the Target Price Objective minus five percent (5%) thereof. The “Maximum Target Price Objective” shall equal the Target Price Objective plus ten percent (10%) thereof. Notwithstanding anything to the contrary herein, in no event shall the Retention Incentive payable under this Plan be less than seventy-five percent (75%) or greater than one hundred fifty percent (150%), of a Participant’s Target Amount. The Committee or its successor shall determine the amount of the Retention Incentive for each Participant, which shall be calculated as the sum of the following, provided that the Participant is employed by the Employer through the last day of the Retention Period and satisfies the vesting requirements in section 6.2 of the Plan:

As demonstrated below, the Retention Incentives shall be calculated as follows:

(1)    Retention Objective. Fifty percent (50%) of the Participant’s
Target Amount; plus

(2)    Target Price Objective. No less than twenty-five percent (25%) and no greater than one-hundred percent (100%) of the Participant’s Target Amount, determined on an interpolated, straight-line sliding scale basis depending on the attainment of the Target Price Objective as set forth below.

	Target Price Objective Payout	Retention Objective Payout	Total Potential Retention Incentive
Threshold Target Price Objective (5% less than Target Price Objective)	25% times Target Amount	50% times Target Amount	75% times Target Amount
Target Price Objective	50% times Target Amount		100% times Target Amount
Maximum Target Price Objective (10% more than Target Price Objective)	100% times Target Amount		150% times Target Amount

Below are some examples evidencing the calculation of the Retention Incentives.

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Example 1: Assume that Employee A’s Base Salary in effect immediately before the Change in Control Period was $200,000.00. The Committee designates and the Board approves her Target Amount for purposes of this Plan as 150%. Her Target Amount is therefore $300,000.00 (i.e., 150% times $200,000.00). Accordingly, her potential Retention Incentive is calculated as follows:

Example 1	Target Price Objective Payout	Retention Objective Payout	Total Potential Retention Incentive
Threshold Target Price Objective (5% less than Target Price Objective)	$75,000.00 (i.e., 25% times $300,000.00)		$225,000.00 (i.e., 75% of Target Amount)
	$150,000.00	$150,000.00	$300,000.00
Target Price Objective	(i.e., 50% times $300,000.00)	(i.e., 50% times $300,000.00)	(i.e., 100% of Target Amount)
Maximum Target Price Objective (10% more than Target Price Objective)	$300,000.00 (i.e., 100% times $300,000.00)		$450,000.00 (i.e., 150% of Target Amount)

Example 2: Assume that Employee B’s Base Salary in effect immediately before the Change in Control Period was $150,000.00. The Committee designates and the Board approves her Target Amount for purposes of this Plan as 100%. Her Target Amount is therefore $150,000.00 (i.e., 100% times $150,000.00). Accordingly, her potential Retention Incentive is calculated as follows:

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Example 2	Target Price Objective Payout	Retention Objective Payout	Total Potential Retention Incentive
Threshold Target Price Objective (5% less than Target Price Objective)	$37,500.00 (i.e., 25% times $150,000.00)		$112,500.00 (i.e., 75% of Target Amount)
	$75,000.00	$75,000.00	$150,000.00
Target Price Objective	(i.e., 50% times $150,000.00)	(i.e., 50% times $150,000.00)	(i.e., 100% of Target Amount)
Maximum Target Price Objective (10% more than Target Price Objective)	$150,000.00 (i.e., 100% times $150,000.00)		$225,000.00 (i.e., 150% of Target Amount)

6.2    Vesting and Forfeiture.

(a)    In General. A Participant shall become vested in one hundred percent (100%) of his Retention Incentive if the Participant remains employed by the Employer through the last day of the Retention Period.

(b)    Voluntary Termination without Good Reason or Involuntary Termination for Cause. Except as provided in sections 6.2(c) and (d), a Participant forfeits any unvested Retention Incentives if the Participant Separates from Service before the end of the Retention Period or if the Participant Separates from Service for Cause (regardless of whether the Separation from Service was Involuntary or voluntary at the Company's request).

(c)    Involuntary Termination without Cause, Voluntary Termination for Good Reason, Disability, and Death. A Participant will become vested in one hundred percent (100%) of the Retention Incentive if during the Retention Period:

(1)    Involuntary. The Participant Separates from Service with the Employer Involuntarily, other than for Cause and the Participant satisfies the requirements of section 6.2(e);

(2)    Separation from Service for Good Reason. The Participant Separates from Service with Good Reason and the Participant satisfies the requirements of section 6.2(e);

(3)    Death. The Participant dies; or

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(4)    Disability. The Participant ceases to be actively employed by the Employer because of the Participant's Disability and the Participant satisfies the requirements of section 6.2(e).

(d)    Plan Termination. If the Board terminates the Plan during the Retention Period, all Participants will become vested in the Retention Incentive, provided the Participant satisfies the requirements of section 6.2(e).

(e)    Waiver, Release and Covenants Agreement. Vesting under Section 6.2(c) and (d) will not be available unless the Participant executes and timely delivers to the Company a waiver and release agreement in favor of the Company and its Affiliates that is substantially in the form attached to the Cleco Corporate Holdings LLC Executive Severance Plan, as it may be reasonably modified by the Committee from time to time to account for changes in applicable law or to protect the Company’s and/or its Affiliates’ business and economic value, provided that such modifications may not impose additional post-employment restrictive covenants on a Participant without such Participant’s written consent. To be timely, the Participant must execute and return such agreement to the Company within the time specified in such agreement and so the Company can make payment to the Participant on the dates provided above and within the time provided by Treasury Regulation Section 1.409A-1(b)(4) or to otherwise comply with Code Section 409A.

6.3    Time and Form of Payment. A Participant's vested Retention Incentive for the Retention Period will be paid to the Participant or, in the case of death, to his Beneficiary as soon as administratively feasible following the earlier of: (a) the end of the Retention Period, (b) the Participant’s Separation Date, or (c) the Plan’s termination date pursuant to Section 6.2(d) hereof; but not later than the 60th day following such applicable date. In the event that such 60- day period spans two calendar years, the Retention Incentive shall be paid in the second year.

6.4    Tax Withholding. Payments with respect to Retention Incentives shall be subject to payroll tax withholding according to applicable law.

ARTICLE VII. MISCELLANEOUS

7.1    Amendment. The Committee or the Board of Managers, as the case may be, shall possess the authority to amend the terms of this Plan or of a Retention Incentive granted or awarded hereunder; provided, however, that no such amendment shall reduce any Retention Incentive granted or awarded hereunder or otherwise be materially adverse to a Participant without the consent of each affected Participant.

7.2    Transferability of Retention Incentives. Except as expressly provided in this Section 7.2, no Retention Incentive granted hereunder shall be transferred, pledged, assigned, hypothecated, alienated or otherwise encumbered or sold by the holder thereof, whether by operation of law or otherwise, and whether voluntarily or involuntarily (except in the event of the holder's death by will or the laws of descent and distribution) and neither the Committee nor the

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Company shall be required to recognize any attempted assignment of such rights by any Participant.

7.3    Agreements. The terms of each Retention Incentive granted or awarded hereunder shall be evidenced by a separate agreement between each Participant and the Committee setting forth the terms and conditions applicable to such Retention Incentive; such agreement shall be made in writing or by such electronic means as the Committee deems appropriate.

7.4    Governing Law. Except to the extent preempted by federal law, the Plan and any Retention Incentive granted under the Plan shall be governed by the laws of the State of Louisiana, without regard to the conflicts of law provisions thereof.

7.5    Other Benefits. Retention Incentives granted to a Participant under the terms of the Plan shall not impair or otherwise reduce such Participant's compensation, life insurance or other benefits provided by the Company or its Affiliates; provided, however, that the value of Retention Incentives shall not be treated as compensation for purposes of computing the value or amount of any such benefit.

7.6    Compliance with Code Section 409A. If any Retention Incentive is determined to be subject to Code Section 409A, this Plan and any agreement issued or procedure adopted in connection therewith is intended to comply and to be interpreted and construed in accordance with the provisions of Code Section 409A. With respect to any Code Section 409A governed Retention Incentive granted or awarded hereunder and notwithstanding any provision of this Plan or the terms of any such Retention Incentive to the contrary, the Committee (or its designee) shall exercise any discretion afforded hereunder only to the extent such discretion may be exercised in accordance with the provisions of Code Section 409A.
If a Participant is a Specified Employee as of his or her Separation Date, any cash payment to be made on account of such Participant's Separation from Service shall be postponed until the first business day of the seventh calendar month following his or her Separation Date. The Company shall make such payment at the time provided herein without liability for interest or other loss of investment opportunity.

7.7    Compliance with Code Sections 280G and 4999. Notwithstanding any contrary provisions in any other plan, program or policy of the Company or Employer, if all or any portion of the benefits payable under the Plan, either alone or together with other payments and benefits which the Participant receives or is entitled to from the Company or Employer or any other source, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Committee shall reduce the Participant’s payments and benefits payable under the Plan to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit after such reduction shall exceed the net after-tax benefit if such reduction were not made. The parachute payments shall be reduced in a manner that provides to the Participant the greatest economic benefit and to the extent the reduction of any two or more parachute payments

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would produce an economically equivalent benefit to the Participant, each shall be reduced pro rata.
7.8    Confidentiality. Notwithstanding any contrary provisions in this Plan or any other plan, program, agreement, or policy of the Company or Employer, each Participant hereunder shall be bound by the confidentiality obligations described herein. Each Participant agrees and acknowledges that in the course of his or her employment with the Company and/or his or her participation in the Plan, the Participant has obtained confidential, proprietary and/or trade secret information of the Company, relating to, among other things, (a) programs, strategies, information or materials related to the business, services, manner of operation and activities of the Company, (b) customers, suppliers, dealers, distributors, clients, vendors or prospects of the Company, (c) business plans, business strategies, and employee names and information, (d) trade secrets, patent applications, and other intellectual property of the Company, and (e) customer proprietary network information and personal information of directors, officers, employees, customers, agents, suppliers or contractors; including but not limited to the Target Price Objective, Retention Incentive amounts, and any compensation or incentives payable or paid under the Plan (collectively referred to hereafter as “Confidential Information”). Such Confidential Information shall be retained in the Participant’s own confidence and shall not be disclosed, discussed, or transmitted by the Participant to any other person, entity or thing, regardless of whether that person, entity or thing is employed by, engaged by, related to, or affiliated with the Company, for any purpose at any time, without written approval by the Board of Managers or the Committee, unless and until such information has become public knowledge without fault by the Participant. However, Participant may discuss Confidential Information related to this Plan with the Chief Financial Officer or Chief Executive Officer of the Company at any time.

This Plan was approved by the Board of Managers of Cleco Corporate Holdings LLC on the date indicated below to be effective as of January 1, 2026.

Cleco Corporate Holdings LLC

By: /s/ Peggy B. Scott    Print Name: Peggy B. Scott
Title: Board Chair

Date: January 6, 2026

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